Exhibit 95

MINE SAFETY DISCLOSURE

For the three months ended March 31, 2017, the Company has the following mine safety information to report in accordance with Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, in connection with the Eufaula, Alabama processing facility, the McIntyre, Georgia processing facility, the Toomsboro, Georgia processing facility, the Marshfield, Wisconsin processing facility, and the Millen, Georgia processing facility.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($) (1)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Aggregate Legal Actions Initiated During Period (#)	Aggregate Legal Actions Resolved During Period (#)
Eufaula Facility MSHA ID 0102687 Eufaula, Alabama	1	0	0	0	0	$0	0	No	No	0	0	0
McIntyre Facility MSHA ID 0901108 McIntyre, Georgia	0	0	0	0	0	$116	0	No	No	0	0	0
Toomsboro Facility MSHA ID 0901164 Toomsboro, Georgia	0	0	0	0	0	$0	0	No	No	0	0	0
Marshfield Facility MSHA ID 4703636 Marshfield, Wisconsin	0	0	0	0	0	$0	0	No	No	0	0	0
Millen Facility MSHA ID 0901232 Millen, Georgia	0	0	0	0	0	$0	0	No	No	0	0	0
Totals	1	0	0	0	0	$116	0			0	0	0

(1)

Amounts represent the total dollar value of proposed assessments received and/or outstanding at the end of March 31, 2017.  Assessments resulted from an inspection in December 2016, but were not received until the first quarter of 2017.